EXHIBIT 10.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS NOTE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS NOTE.

ORGANIC TO GO FOOD CORPORATION

CONVERTIBLE PROMISSORY NOTE

$[_______________]	[____________, 200_]
Seattle, Washington

FOR VALUE RECEIVED, Organic To Go Food Corporation, a Delaware corporation (the “Company”) promises to pay to W.Health L.P., a limited partnership organized under the laws of the Bahamas (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of [__________] Dollars ($[_________]), payable in shares of common stock, par value $0.001 (“Common Stock”), of the Company on [to insert a date that is 21 months after the Initial Closing Date] (the “Maturity Date”) in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to the Note and Warrant Purchase Agreement, dated as of June 1, 2008 (as amended, modified or supplemented, the “Note and Warrant Purchase Agreement”) between the Company and the Investor (as defined in the Note and Warrant Purchase Agreement).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Note and Warrant Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Adjusted Closing Price” has the meaning given in Section 2(c)(ii).

(b) “Base Amount” has the meaning given in Section 2(c)(i).

(c) “Change in Control” shall mean:  (1) the consummation of the sale, transfer, conveyance or other disposition (including any merger, reorganization or consolidation) in one or a series of related transactions of the voting equity securities of the Company or a similar transaction (or transactions) such that immediately following such transaction (or transactions) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or an Affiliate of the Company) beneficially owns more than fifty percent (50%) of the total voting equity securities of the Company outstanding immediately after such transaction; (2) the sale or transfer of all or substantially all of the assets of the Company to another entity which is not an Affiliate of the Company; or (3) the consummation of a merger or consolidation of the Company with any other entity that is not an Affiliate of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power of the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(d) “Pre-Sale Trading Price” has the meaning given in Section 2(f)(iii)

(e) “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

2. Conversion.

(a) Automatic Conversion. The outstanding principal amount of this Note shall automatically convert into shares of Common Stock upon the earliest to occur of the following:

(i) the Maturity Date; or

(ii) subject to Section 2(f) below, the date upon which the closing price of the Common Stock on the Trading Market it is listed or quoted on is and has been $3.00 per share (subject to adjustments in accordance with Section 3) or more on each Trading Day during a period of 60 consecutive calendar days preceding such date.

Upon such conversion of this Note, the Investor hereby agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 2(a), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

(b) Optional Conversion. Subject to Sections 2(d) and 2(e) below, if this Note has not been converted pursuant to Section 2(a), then all, but not less than all, of the outstanding principal amount of this Note shall be convertible into shares of Common Stock at the option of the Investor any time before the Maturity Date. Before the Investor shall be entitled to convert this Note into shares of Common Stock under this Section 2(b), the Investor shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 2(b), and shall state the name in which the certificate for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to Investor a certificate for the number of shares of Common Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by the Note and Warrant Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company) and any other securities and property to which Investor is entitled upon such conversion under the terms of this Note. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note, and the Person entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

(c) Conversion Calculation. The number of shares of Common Stock the Investor is entitled to receive upon conversion of this Note in accordance with this Section 2 shall be determined as follows:

(i) Except as otherwise provided in Section 2(c)(ii), the Investor shall receive such number of shares of Common Stock as determined by the following formula (the “Base Amount”):

A/10,000,000*4,333,333

where:

A = the principal amount of this Note.

For example, for a Note with a principal amount of $5,000,000, the Investor would receive 2,166,667 shares of Common Stock calculated as follows:

Investment amount	$5,000,000
Divided by total investment	$10,000,000
Percent of total investment	50%
Multiplied by total shares for $10MM	4,333,333
Shares issued for $5MM investment	2,166,667

(ii) If this Note is converted on the Maturity Date and the average closing price of the Common Stock on the Trading Market it is listed or quoted on during the ten (10) Trading Days ending three (3) days before the date of conversion (the “Adjusted Closing Price”) is less than $3.00 (subject to adjustment in accordance with Section 3 and subject to Section 2(f)), then the Investor shall receive such number of shares of Common Stock as determined by the following formula:

A*3/(B*.70)

where:

A = the Base Amount; and

B = the Adjusted Closing Price.

For example, if the Adjusted Closing Price is $2.95, the Investor would receive 3,147,700 shares of Common Stock calculated as follows:

Base Amount	2,166,667
Multiplied by 3	3.00
6,500,000
Divided by 70% of the Adjusted Closing Price	2.065
Adjusted number of shares	3,147,700

(d) Conversion upon a Change in Control. Upon the occurrence of a Change in Control in the Company, the principal balance of this Note shall be due and payable immediately in cash plus accrued and unpaid interest at the rate of 25% per annum, compounded on an annual basis.

(e) Event of Default. If an Event of Default shall occur, then at the election of the Investor, upon a notice to the Company (a) this Note shall be immediately converted into shares of Common Stock pursuant to the formula detailed in Section 2(c)(ii) (where “B” equals the closing price of the Common Stock on the date of the Event of Default), or (b) the principal balance of this Note plus accrued and unpaid interest at the rate of 25% per annum, compounded on an annual basis, shall become due and payable immediately in cash.

(f) Price Manipulation.

(i) In case the Company or any of its Subsidiaries or Affiliates, or any of the directors or officers of the Company or their Affiliates, purchase shares of Common Stock of the Company or cause others to purchase shares of Common Stock of the Company and, during the next full three (3) Trading Days following any such purchase the stock price rises above $3.00 per share, then principal balance of this Note shall be due and payable immediately in cash plus accrued and unpaid interest at the rate of 50% per annum, compounded on an annual basis.

(ii) In case the Investor engages in any activity designed to manipulate the trading price of the Common Stock or sells shares of Common Stock beneficially owned by the Investor, or over which the Investor has dispositive control, (A) more than two (2) times every three (3) months or more than seven (7) times in the aggregate during the period beginning on the Initial Closing Date and ending on the Maturity Date, or (B) in blocks of less than 250,000 shares of Common Stock per sale, then this Note will automatically convert into shares of Common Stock pursuant to the formula set forth in Section 2(c)(i).

(iii) During the three (3) months immediately prior to the Maturity Date, if the Investor sells shares of Common Stock and, during the next full three (3) Trading Days following any such sale the trading price of the Common Stock falls below the trading price of the Common Stock immediately prior to such sale (the “Pre-Sale Trading Price”), and the Pre-Sale Trading Price is less than $3.00, then this Note will automatically convert into shares of Common Stock pursuant to the formula set forth in Section 2(c)(ii) (where “B” equals the Pre-Sale Trading Price); provided, however, if the Pre-Sale Trading Price is $3.00 or more, then this Note will automatically convert into shares of Common Stock pursuant to the formula set forth in Section 2(c)(i).

(g) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. Upon conversion of this Note in full, the Company shall be forever released from all its obligations and liabilities under this Note

3. Adjustments.

(a) Adjustments for distributions, splits or subdivisions. In the event the Company at any time or from time to time after the date of issuance hereof fixes a record date for the effectuation of a split or subdivision of any outstanding shares of Common Stock or the determination of holders of any shares of Common Stock entitled to receive a distribution without payment of any consideration by such holder, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), then the closing price of the Common Stock referenced in Sections 2(a)(ii), 2(c)(ii) and 2(f) and the conversion formulas referenced in Section 2(c)(i) and 2(c)(ii) shall be adjusted appropriately.

(b) Adjustment for Reclassification, Exchange and Substitution. If the shares of Common Stock issuable upon the conversion of this Note are changed into the same or a different number of shares or units of any class or classes of capital stock, whether by recapitalization, reclassification, or otherwise, then, and in any such event, the Investor shall have the right thereafter to convert this Note into the kind and amount of such capital stock and property receivable upon such reorganization, reclassification, or other change in accordance with the number of shares of Common Stock into which this Note would have been converted immediately prior to such reorganization, reclassification, or change.

4. Successors and Assigns. Subject to the restrictions on transfer described in the Note and Warrant Purchase Agreement, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor.

6. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in be in accordance with the notice provisions set forth in the Note and Warrant Purchase Agreement.

7. Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note and Warrant Purchase Agreement or pursuant to the terms of such Notes. In the event the holder of this Note receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then such holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

8. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

9. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

10. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

11. Arbitration. Any dispute, controversy, or claim arising in relation to this Note, including with regard to its validity, invalidity, breach, enforcement or termination, shall be resolved by binding arbitration in London, England, in accordance with the rules of arbitration which are in force in the United Kingdom on the date when the notice of arbitration is submitted. The arbitrability of such dispute, claim or controversy shall also be determined in such arbitration. Such arbitration proceeding shall be conducted in the English language before one (1) arbitrator agreed to by the parties. Both the foregoing agreement of the parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings.

[Signature Page Follows]

The Company has caused this Note to be issued as of the date first written above.

Organic To Go Food Corporation
a Delaware corporation

By:  ___________________________
Name: Jason Brown
Title: Chief Executive Officer

[Signature page to Convertible Promissory Note]